Hawk Announces Full Year and Fourth Quarter 2005 Results

•	Net sales increase 10% in 2005 to a record $265.4 million

•	Adjusted income from operations for 2005 of $15.4 million achieves previously issued guidance

CLEVELAND, Ohio – March 7, 2006 – Hawk Corporation (AMEX:HWK) announced today that for the year ended December 31, 2005, net sales were $265.4 million, a record for the Company. The 2005 net sales represented an increase of $24.2 million or 10.0%, from $241.2 million in the comparable prior year. The net sales for the year ended December 31, 2005 were slightly below the low end of the most recent guidance range provided by the Company of $267.0 million, due primarily to year end inventory management actions taken by certain customers which delayed shipments into January, 2006.

Throughout 2005, the Company’s net sales benefited from new business awards and improved economic conditions in most end markets, particularly in construction, aerospace, heavy truck, specialty friction, fluid power and lawn and garden. Net sales increases were posted by all three of Hawk’s business segments for the full year 2005 compared to 2004, with sales increases of 12.6% in the friction products segment, 6.4% in the precision components segment and 3.5% in the performance racing segment.

Adjusted income from operations for the 2005 full year period was $15.4 million (Table 1) which was in line with Hawk’s previously issued guidance. The adjusted income from operations represents a decrease of $3.7 million, or 19.4%, from $19.1 million in the comparable prior year primarily as a result of the Company’s new Oklahoma facility.

Net sales for the fourth quarter of 2005 increased by $1.5 million, or 2.6%, to $59.7 million from $58.2 million in the comparable prior year period. The effect of foreign currency exchange rates reduced reported net sales by 1.7% during the quarter as a result of the strength of the U.S. dollar compared to the Euro.

Adjusted loss from operations was $2.0 million (Table 2) in the fourth quarter of 2005 compared to adjusted income from operations of $2.1 million in the comparable prior year period. The decline in the Company’s operating profit of $4.1 million during the quarter was primarily a result of the significant expenses incurred to improve the production output of the new Oklahoma facility, including outsourcing costs and costs to expedite shipments to customers during this period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are completing a very difficult, but nonetheless, a very important strategic move with our new friction products facility in Oklahoma. Once beyond the initial investment to start up this new operation, the Oklahoma facility will provide us with expanded world class manufacturing capabilities and capacity to serve our growing customers’ product requirements in 2006 and beyond. The fact that Hawk delivered record sales in 2005 despite the disruption caused by transferring business to Oklahoma is a testament to our technology initiatives and new product introductions, not to mention the hard work of our entire dedicated team. Our sales group is pursuing exciting new opportunities through direct aftermarket channels in our friction products segment and diligently providing new customer solutions in the original equipment markets.”

Income from operations for the twelve month period decreased $8.0 million, or 46.2%, to $9.3 million from $17.3 million in the comparable 2004 period. Included in the Company’s income from operations for the year ended December 31, 2005 was $5.5 million of restructuring costs related to the relocation to Oklahoma, $1.1 million of loan forgiveness costs and employee medical benefit curtailment income of $0.4 million for future medical benefit liabilities no longer owed by the Company. These net non-recurring charges, when combined, account for an expense of $.43 per diluted share. In the same twelve month period of 2004, income from operations included restructuring costs and loan forgiveness costs, totaling $1.8 million, when combined, accounted for expenses representing $.13 per diluted share. Further, there have been extraordinary costs related to establishing production efficiencies in Oklahoma.

Income from operations during the fourth quarter of 2005 declined $4.7 million to an operating loss of $3.2 million compared to operating income of $1.5 million in the comparable prior period. The decline in the Company’s operating profit during the quarter was primarily the result of the restructuring costs and significant additional costs incurred during the quarter as a result of the operating inefficiencies related to the Oklahoma facility.

For the twelve months ended December 31, 2005 the Company reported a net loss of $1.3 million, or $.17 per diluted share, a decrease of $2.4 million, compared to net income of $1.1 million, or $.11 per diluted share in the comparable prior year period. Adjusted net income (Table 3) for the twelve months ended December 31, 2005, was $2.4 million, or $.26 per diluted share compared to adjusted net income of $2.3 million, or $.24 per diluted share in the comparable 2004 period. The significant costs associated with operating inefficiencies during the production transfer and start-up of the Oklahoma facility discussed above, are included in the Company’s net income for the twelve months ended December 31, 2005.

Business Segment Results
Net sales in the friction products segment for the year ended December 31, 2005 increased $18.7 million, or 12.6%, to $167.0 million from $148.3 million in the comparable prior year period. In the fourth quarter net sales increased $0.6 million or 1.7%, to $36.9 million in 2005 from $36.3 million in the comparable prior year period. Primary drivers of the sales increase were market share gains in the construction market, strong economic conditions in the Company’s construction, truck and aerospace markets and increased sales to the aftermarket. Production limitations resulting from the move to Oklahoma, and customer initiated inventory management initiatives in December lowered shipments below expectations.

The Company serves the friction products aftermarket through two types of channels, via its original equipment manufacturers and through direct aftermarket distribution channels. For the year ended December 31, 2005, direct aftermarket sales increased 5.7% over comparable prior year levels. The effect of foreign currency exchange rates reduced the friction products segment’s reported net sales by 2.8% during the quarter as a result of the strength of the U.S. dollar during the period. Net sales at the Company’s Italian facility, on a local currency basis, increased 10.3% in the year ended December 31, 2005 compared to the same period in 2004, primarily as a result of market share gains, economic improvement and new product introductions in the period. Total shipments, on a local currency basis, at the Company’s Chinese friction products facility increased 36.0% for the twelve months ended December 31, 2005.

For the year ended December 31, 2005, income from operations in the friction products segment decreased $7.4 million, or 56.5%, to $5.7 million from $13.1 million in the comparable prior year period The decrease was the primarily the result of restructuring costs of $5.5 million and additional costs incurred as a result of the start-up efficiency issues in Oklahoma. For the fourth quarter ended December 31, 2005, income from operations in the friction products segment decreased $4.9 million to a loss of $3.8 million from income of $1.1 million in the comparable prior year period.

In the Company’s precision components segment, net sales for the year ended December 31, 2005 were $83.6 million, an increase of $5.0 million, or 6.4%, from $78.6 million in the comparable prior year period. For the three months ended December 31, 2005 net sales were up $1.1 million, or 5.7%, to $20.4 million from $19.3 million in the comparable prior period. The segment’s net sales increases were the result of new product introductions in addition to strong market conditions, primarily in the fluid power and lawn and garden markets during the period.

Income from operations in the precision components segment for the year ended December 31, 2005 was $4.1 million, an increase of $0.6 million, or 17.1% from the comparable prior year period. The segment benefited from the sales increase during the year and product mix which was partially offset by phase-in costs associated with the segment’s new powder metal technologies and the continued support of its new facility in China and raw material surcharges. In the fourth quarter of 2005, income from operations was $1.5 million, an increase of $0.9 million, or 150.0% from $0.6 million in the comparable prior year period.

In the Company’s performance racing segment, net sales for the year ended December 31, 2005 were $14.8 million, an increase of $0.5 million or 3.5%, from $14.3 million in the comparable prior year period. During the fourth quarter of 2005, net sales were $2.4 million, a decrease of $0.2 million, or 7.7%, from $2.6 million in the comparable prior year period.

For the year ended December 31, 2005, the loss from operations in the performance racing segment was $0.5 million compared to income from operations of $0.7 million for the comparable prior year period. During the fourth quarter of 2005 the loss from operations was $0.9 million compared to a loss from operations of $0.2 million in the comparable prior year period. The segment’s operating results were negatively impacted by cost increases on various driveline components, and reserves created to reflect parts determined to be obsolete due to rule changes in the racing circuits served by this segment.

Working Capital and Liquidity
As of December 31, 2005 working capital decreased by $0.4 million from December 31, 2004 levels. The decrease was largely the result of lower accounts receivable levels as a result of active collection activity and management of payable and other accrued expense levels, partially offset by expanded inventory requirements to support the increased production volumes and the move to the Company’s new facility in Oklahoma.

Total debt outstanding increased $4.6 million, to $117.6 million at December 31, 2005, compared to $113.0 million at December 31, 2004. The increase was primarily to support the acquisition of fixed assets as well as costs associated with the move of the Company’s friction products facility to Oklahoma during the period. As of December 31, 2005 the Company had $5.0 million outstanding under its revolving credit facility and $22.5 million available for additional borrowings under that facility.

Business Outlook
Hawk expects net sales for the full year 2006 to be between $290.0 million and $300.0 million, or an increase of between 9.3% and 13.0% compared to net sales for the full year 2005 of $265.4 million. The Company continues to see strength through 2006 in the majority of its markets including construction and mining, heavy-duty truck, specialty friction and fluid power. Additionally, the Company expects that 2006 revenues will be positively impacted by continued new business awards in all three business segments, increased sales in the friction direct aftermarket, as well as continued strong performance in its international operations.

The Company expects its income from operations to increase to a range of $23.0 million to $25.0 million in 2006, or an increase of between 49.4% to 62.3%, from adjusted income from operations of $15.4 million for the full year 2005. Adjusted income from operations in 2005 excludes plant restructuring charges of $5.5 million related to the move of the friction products facility to Oklahoma and employee severance costs and other net costs of $0.7 million relating to a pension curtailment and loan forgiveness costs (Table 1). Hawk is not anticipating and is not forecasting plant restructuring charges, relating to the relocation of the Oklahoma facility and employee severance expense, or any other non-recurring costs to impact its 2006 income from operations. The 2006 forecast also gives effect to expected start-up costs in Oklahoma in the first and second quarters of 2006. The Company expects its consolidated depreciation and amortization expense for 2006 to be approximately $13.0 million. The Company’s capital expenditures for the full year 2006 are expected to be approximately $15.0 million.

As a result of the above factors, the Company continues to expect, as disclosed in previously issued guidance, earnings for 2006 to be in a range of $0.80 to $0.90 cents per diluted common share on approximately 9.4 million fully diluted shares.

In the first quarter of 2006, the Company expects net sales to be in a range of $74.0 million to $77.0 million, an increase of between 2.6% and 6.8% from net sales reported in the first quarter of 2005 of $72.1 million.

Hawk expects income from operations in the first quarter of 2006 to be $2.0 million to $3.0 million, or a decrease of between 76.2% and 64.3% as compared to first quarter 2005 adjusted income from operations of $8.4 million (Table 4). The 2006 forecast is impacted by expected continued start-up costs in the Oklahoma facility which were not present in the first quarter of 2005, and product mix changes from 2005 to 2006. This range represents an improvement over the adjusted loss from operations in the fourth quarter of 2005 of $2.0 million, reflecting the Company’s expectation that the performance in its Oklahoma facility will continue to improve and that the results will benefit from expected increase in the first quarter 2006 net sales compared to the fourth quarter of 2005.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: continuing impact of operational inefficiencies at the Oklahoma friction products facility; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its powder metal facility in China; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the ability of the Company to utilize tax loss carryforwards in future periods; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, March 7, 2006 at 2:00 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President — CFO
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: www.hawkcorp.com

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$265,434	$241,188	$59,681	$58,150
Cost of sales	213,013	184,662	53,320	46,748

Gross profit	52,421	56,526	6,361	11,402
Selling, technical and administrative expenses	37,874	37,405	8,306	9,092
Restructuring charges	4,962	1,117	1,082	610
Employee benefit curtailment income	(424)
Amortization of intangibles	734	734	182	184

Total expenses	43,146	39,256	9,570	9,886
Income (loss) from operations	9,275	17,270	(3,209)	1,516
Interest expense	(10,588)	(10,265)	(2,722)	(2,578)
Interest income	40	54	19	21
Exchange offer costs		(2,431)		(2,431)
Other (expense) income, net	98	(244)	405	376

(Loss) income from continuing operations before income taxes	(1,175)	4,384	(5,507)	(3,096)
Income tax provision (benefit)	201	2,899	(2,300)	(308)

(Loss) income from continuing operations, after income taxes	(1,376)	1,485	(3,207)	(2,788)
Income (loss) from discontinued operations, net of tax	32	(344)	(93)	71

Net (loss) income	$(1,344)	$1,141	$(3,300)	$(2,717)

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(.17)	$.15	$(.36)	$(.32)
Discontinued operations, net of tax		(.04)	(.01)	.01

Net (loss) earnings per diluted share	$(.17)	$.11	$(.37)	$(.31)

Diluted weighted average shares outstanding	8,869	8,972	8,914	8,762

	Year Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	Year Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Other data:
Depreciation and amortization from continuing operations	$11,443	$10,793	$3,024	$2,749
Segment data:
Net sales Friction products	$167,059	$148,242	$36,854	$36,249
Precision components	83,576	78,629	20,430	19,288
Performance racing	14,799	14,317	2,397	2,613

Total	$265,434	$241,188	$59,681	$58,150
Gross profit Friction products	$33,661	$36,483	$2,673	$7,311
Precision components	15,760	16,605	3,598	3,729
Performance racing	3,000	3,438	90	362

Total	$52,421	$56,526	$6,361	$11,402
Income (loss) from operations:
Friction products	$5,652	$13,051	$(3,828)	$955
Precision components	4,131	3,508	1,542	608
Performance racing	(508)	711	(923)	(47)

Total	$9,275	$17,270	$(3,209)	$1,516
Adjusted income (loss) from operations (Tables 1 & 2):
Friction products	$11,285	$14,557	$(2,652)	$1,565
Precision components	4,574	3,808	1,542	608
Performance racing	(444)	754	(923)	(47)

Total	$15,415	$19,119	$(2,033)	$2,126

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and adjusted income from operations (income from operations before restructuring, employee benefit curtailment and loan forgiveness costs) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with GAAP. A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude The Company’s non-recurring restructuring and other costs, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments. These non-GAAP financial measures should not be considered an alternative to measures required by GAAP>

Table 1
Adjusted income from operations
Twelve months ended
December 31,
	Income from operations, as reported
	(GAAP)		Restructuring costs [1]		Other costs, net [2]		Adjusted income from operations
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$5,652	$13,051	$5,464	$1,117	$169	$389	$11,285	$14,557
Precision components	4,131	3,508			443	300	4,574	3,808
Performance racing	(508)	711			64	43	(444)	754

Total pre-tax	$9,275	$17,270	$5,464	$1,117	$676	$732	$15,415	$19,119
After tax			$3,360	$687	$416	$450	$9,480	$11,758
Per diluted share			$.38	$.08	$.05	$.05	$1.07	$1.31
Operating margin	3.5%	7.2%					5.8%	7.9%

1.	Restructuring costs in this table for the twelve months ended December 31, 2005 include $0.5 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

2.	Other costs include loan forgiveness costs and employee benefit curtailment costs.

Table 2
Adjusted income from operations
Three months ended
December 31,
	Income (loss) from operations,
	as reported (GAAP)		Restructuring costs [1]		Other costs, net		Adjusted (loss) income from operations
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$(3,828)	$955	$1,176	$610			$(2,652)	$1,565
Precision components	1,542	608					1,542	608
Performance racing	(923)	(47)					(923)	(47)

Total pre-tax	$(3,209)	$1,516	$1,176	$610			$(2,033)	$2,126
After tax			$723	$375			$(1,250)	$1,307
Per diluted share			$.08	$.04			$(.14)	$.15

1.	Restructuring costs in this table for the fourth quarter ended December 31, 2005 include $0.1 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

Table 3
Adjusted net income
Twelve months ended
December 31,
	Net income (loss), as reported		Restructuring costs, net of		Other net costs,	net of
	(GAAP)		tax [1]		tax [2]		Adjusted net income
	2005	2004	2005	2004	2005	2004	2005	2004
Total	$(1,344)	$1,141	$3,360	$687	$416	$450	$2,432	$2,278
Per diluted share	$(.17)	$.11	$.38	$.08	$.05	$.05	$.26	$.24

1.	Restructuring costs in this table for the twelve months ended December 31, 2005 include $1.0 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

2.	Other costs include loan forgiveness costs and employee benefit curtailment costs.

Table 4
Projected adjusted income from operations
Three months ended
March 31,
	Income from operations (GAAP)		Restructuring costs [1]		Other costs, net [2]		Adjusted income from operations
	2006	2005	2006	2005	2006	2005	2006	2005
projected		actual	projected	actual	projected	actual	projected	actual

Low range of guidance	$2,000	$6,565		$731		$1,100	$2,000	$8,396
High range of guidance	$3,000	$6,565		$731		$1,100	$3,000	$8,396

1.	Restructuring costs in this table for the twelve months ended December 31, 2005 include $0.5 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

2.	Other costs include loan forgiveness costs.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$7,111	$6,785
Accounts receivable	36,225	39,044
Inventories	46,379	41,550
Taxes receivable	347	373
Deferred tax asset	4,430	4,583
Other current assets	5,660	3,460
Shareholder notes		600
Assets held for sale	1,644
Assets of discontinued operations	3,633	4,499

Total current assets	105,429	100,894
Property, plant and equipment	70,918	70,028
Goodwill	32,495	32,495
Other intangible assets	8,435	9,170
Other assets	8,951	8,279

Total assets	$226,228	$220,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,444	$25,554
Other accrued expenses	19,629	18,277
Short-term debt	1,006	980
Current portion of long-term debt	284	639
Liabilities of discontinued operations	3,334	4,297

Total current liabilities	54,697	49,747
Long-term debt	116,295	111,402
Deferred income taxes	885	3,631
Other	13,635	11,059
Shareholders’ equity	40,716	45,027

Total liabilities and shareholders’ equity	$226,228	$220,866

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